Exhibit 10.2

WIND RIVER SYSTEMS, INC.

VICE PRESIDENTS’ SEVERANCE BENEFIT PLAN AND

SUMMARY PLAN DESCRIPTION

AMENDED AND RESTATED EFFECTIVE AS OF OCTOBER 14, 2008

Section 1. INTRODUCTION. The Wind River Systems, Inc. Vice Presidents’ Severance Benefit Plan (the “Plan”) was established effective May 16, 2001 and is hereby amended and restated effective October 14, 2008 (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of Wind River Systems, Inc. (the “Company”) or an affiliate of the Company whose employment with the Company or an affiliate of the Company is involuntarily terminated. As of the Effective Date, this amended and restated Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company or any affiliate of the Company other than the Wind River Systems, Inc. Severance Benefit Plan and the Wind River Systems, Inc. Executive Officers’ Change of Control Incentive and Severance Benefit Plan (the “Change of Control Plan”), both of which plans shall remain in full force and effect. This Plan document also is the Summary Plan Description for the Plan.

Section 2. ELIGIBILITY FOR BENEFITS.

(a) General Rules. Subject to the requirements set forth in this Section, the Company will grant severance benefits under the Plan to Eligible Employees.

(1) “Eligible Employees” for purposes of this Plan are all full-time and part-time regular hire employees of the Company and its affiliates (i) who are based in the United States, (ii) who are classified in a position at the level of vice president or above, (iii) whose employment is involuntarily terminated by the Company or an affiliate of the Company, and (iv) who are notified by the Company in writing that they are eligible for participation in this Plan. The determination as to whether an employee is an Eligible Employee shall be made by the Company, in its sole discretion, and such determination shall be binding and conclusive on all persons. For purposes of this Plan, part-time employees are those regular hire employees who are regularly scheduled to work more than twenty (20) hours per week but less than a full-time work schedule. Regular hire employees working twenty (20) hours per week or less and temporary employees are not eligible for severance benefits under the Plan. Notwithstanding the foregoing, an “Eligible Employee,” as that term is defined in the Change of Control Plan with respect to severance benefits under the Change of Control Plan, shall not be an Eligible Employee under this Plan, with the result that this Plan shall have no Eligible Employees for the period of twelve (12) months following a “Change of Control,” as that term is defined in the Change of Control Plan. In no event will severance benefits pursuant to this Plan be payable upon a termination of employment unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (“Section 409A”).

(2) In order to be eligible to receive benefits under the Plan, an Eligible Employee must remain on the job until his or her date of termination as scheduled by the Company.

(3) In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B, or Exhibit C, as appropriate (the “Release”). The Company, in its sole discretion, may modify the form of the required release to comply with applicable state law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Eligible Employee.

(4) In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute a non-competition agreement, in such form as the Company, in its sole discretion, may prescribe.

(b) Exceptions to Benefit Entitlement. An employee, including an employee who otherwise is an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in any of the following circumstances, as determined by the Company in its sole discretion:

(1) The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her termination date, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 3(c) below does not entirely eliminate benefits under this Plan.

(2) The employee voluntarily terminates employment with the Company or an affiliate of the Company. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(3) The employee voluntarily terminates employment with the Company or an affiliate of the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an affiliate of the Company.

(4) The employee is involuntarily terminated for reasons related to job performance or cause, such as violation of Company policy.

(5) The employee is offered an identical or substantially equivalent or comparable position with the Company or an affiliate of the Company. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that offers the employee the same level of responsibility and compensation.

(6) The employee is offered immediate reemployment by a successor to the Company or by a purchaser of its assets, as the case may be, following a change in ownership of the Company or a sale of substantially all of the assets of a division or business unit (including a functional department within a larger division or business unit) of the Company. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay as a result of the change in ownership of the Company or the sale of its assets.

(7) The employee is rehired by the Company or an affiliate of the Company prior to the date benefits under the Plan are scheduled to commence.

Section 3. AMOUNT OF SEVERANCE BENEFIT.

(a) Benefits. Benefits under the Plan, if any, shall be provided to Eligible Employees in the amount and in the manner provided in Appendix A, as such Appendix A may be revised by the Company, in its sole discretion, from time to time.

(b) Notwithstanding any other provision of the Plan to the contrary, the Company, in its sole discretion, may provide benefits in addition to those pursuant to Section 3(a) to Eligible Employees or employees who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Company, in its sole discretion, and the provision of any such benefits to an Eligible Employee or a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Eligible Employee or Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (with the exception of Section 3(a)) shall be deemed to refer to such Non-Eligible Employee.

(c) Certain Reductions. Notwithstanding any other provision of the Plan to the contrary, the Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar legal requirement adopted by a state or local jurisdiction, (ii) any policy, plan, program or arrangement, including, without limitation, a contract between the Eligible Employee and any entity, or (iii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment. The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of an Eligible Employee’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan. The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

Section 4. TIME OF PAYMENT/SECTION 409A.

The cash severance benefit under the Plan will be paid in a single sum within ten (10) days following the effective date of the release described in Section 2(a)(3); provided, however, that all such payments under the Plan will be subject to applicable withholding for federal, state and local taxes. If a terminating employee is indebted to the Company or an affiliate of the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. In no event shall payment of any Plan benefit be made prior to the Eligible Employee’s termination date or prior to the effective date of the release described in Section 2(a)(3).

Notwithstanding any other provision of this Plan, if the Eligible Employee is a “specified employee” within the meaning of Section 409A at the time of the Eligible Employee’s termination (other than due to death) and the payment of the severance benefits, when considered with any other payments and benefits that the Eligible Employee is entitled to receive, would constitute deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then to the extent necessary to avoid the imposition of additional tax under Section 409A if the Deferred Compensation Separation Benefits were paid to the Eligible Employee on or within the six (6) month period following the Eligible Employee’s termination of employment, the payment of such Deferred Compensation Separation Benefits shall not be made until the date six (6) months and one (1) day following the date of the Eligible Employee’s termination of employment, unless the Eligible Employee dies following his or her termination of employment, in which case the Deferred Compensation Separation Benefits shall be paid to the Eligible Employee’s estate as soon as reasonably practicable following his or her death.

It is the intent of this Plan to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities shall be interpreted to so comply. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 6, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Eligible Employees, to comply with Section 409A or to otherwise avoid income recognition under Section 409A prior to actual payment of any incentive or severance benefits or imposition of any additional tax (provided that no such amendment shall materially reduce the benefits provided hereunder).

Notwithstanding any other provisions of this Plan, Eligible Employee’s receipt of severance payments and benefits under this Plan is conditioned upon Eligible Employee’s signing and not revoking the Release and subject to the Release becoming effective within sixty (60) days following Executive’s termination of employment (the “Release Period”). No severance will be paid or provided until the Release becomes effective. No severance will be paid or provided unless the Release becomes effective during the Release Period. In the event Eligible Employee’s employment termination occurs on or after November 1 of any year, any severance will be paid in arrears on the first payroll date to occur during the following calendar year, or such later time as required by the payment schedule applicable to each payment or benefit) or Code Section 409A.

Section 5. REEMPLOYMENT.

(a) Repayment. In the event of an Eligible Employee’s reemployment by the Company or an affiliate of the Company during the Severance Period, as defined below, such Eligible Employee will be required to repay to the Company a prorated portion of the cash severance pay received under Section 3(a).

(b) Definition of “Severance Period.” “Severance Period,” for purposes of this Plan, means the number of weeks in respect of which the amount of cash severance paid to the Eligible Employee under Section 3(a) was calculated.

Section 6. RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b) Amendment or Termination. The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall affect the right to any unpaid benefit of any Eligible Employee whose termination date has occurred prior to amendment or termination of the Plan. Any action amending, terminating or extending the Plan shall be authorized by the Compensation Committee of the Company’s Board of Directors, shall be in writing, and shall be executed by the Chief Executive Officer, President, Chief Financial Officer or Vice President of Human Resources of the Company.

Section 7. NO IMPLIED EMPLOYMENT CONTRACT. The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.

Section 8. LEGAL CONSTRUCTION. This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) as an “employee welfare benefit plan” as defined in Section 3(1) of ERISA and, to the extent not preempted by ERISA, the laws of the State of California. If any term, provision, or restriction of the Plan is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Wind River Systems, Inc.

500 Wind River Way

Alameda, CA 94501

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4) an explanation of the Plan’s procedures for appealing the denial and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 9(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days following the date the person (or that person’s authorized representative) receives written notice of the claim denial or else the applicant loses the right to review. A request for a review shall be in writing and shall be addressed to:

Wind River Systems, Inc.

500 Wind River Way

Alameda, CA 94501

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will provide written notice of his or her decision on review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 9(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 9, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 10. BASIS OF PAYMENTS TO AND FROM PLAN. All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

Section 11. OTHER PLAN INFORMATION.

Plan Name:	Wind River Systems, Inc. Vice Presidents’ Severance Benefit Plan

Plan Sponsor:	Wind River Systems, Inc. 500 Wind River Way Alameda, CA 94501 (800) 545-9463

Identification Numbers:	EIN: 94-2873391

PLAN: 563

Plan Year:	January 1 to December 31

Plan Administrator:	Wind River Systems, Inc. 500 Wind River Way Alameda, CA 94501 (800) 545-9463

Agent for Service of Legal Process:	Wind River Systems, Inc. 500 Wind River Way Alameda, CA 94501

Service of process also may be made upon the Plan Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by the Company.

Section 12. STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Wind River Systems, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

(b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies;

(c) Receive a summary of the Plan’s annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor.

(Generally, all pension plans and welfare plans with one hundred (100) or more participants must file these annual reports.)

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries,” have a duty to do so prudently and in the interests of you and the other Eligible Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a benefit under the Plan is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 9 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. In any case, the court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Section 13. EXECUTION. To record the adoption of the amended and restated Plan as set forth herein, effective as of the Effective Date, Wind River Systems, Inc. has caused its duly authorized officer to execute the same this 16th day of October, 2008.

WIND RIVER SYSTEMS, INC.

By:	/s/ Ian Halifax
Ian Halifax
Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary

For Employees Age 40 or Older

Individual Termination

EXHIBIT A

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Wind River Systems, Inc. Vice Presidents’ Severance Benefit Plan (the “Plan”).

In consideration of benefits I will receive under the Plan, I hereby release, acquit and forever discharge Wind River Systems, Inc. (the “Company”), its parents and subsidiaries, and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after I execute this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days from the date I receive this Agreement to consider this Agreement (although I voluntarily may choose to execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the later of (i) the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Agreement, and (ii) the date I return this Agreement, fully executed, to the Company.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

EMPLOYEE

Name:

Date:

EXHIBIT B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Wind River Systems, Inc. Vice Presidents’ Severance Benefit Plan (the “Plan”).

In consideration of benefits I will receive under the Plan, I hereby release, acquit and forever discharge Wind River Systems, Inc. (the “Company”), its parents and subsidiaries, and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after I execute this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have forty-five (45) days from the date I receive this Agreement and the information specified in (f) below to consider this Agreement (although I voluntarily may choose to execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the later of (i) the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Agreement, and (ii) the date I return this Agreement, fully executed, to the Company; and (f) I have received with this Agreement a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company and its affiliates in the same job classification or organizational unit who were not terminated.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

EMPLOYEE

Name:

Date:

For Employees Under Age 40

Individual and Group Termination

EXHIBIT C

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Wind River Systems, Inc. Vice Presidents’ Severance Benefit Plan (the “Plan”).

In consideration of benefits I will receive under the Plan, I hereby release, acquit and forever discharge Wind River Systems, Inc. (the “Company”), its parents and subsidiaries, and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I acknowledge that to become effective, I must sign and return this Agreement to the Company so that it is received not later than fourteen (14) days following the date of my employment termination. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

EMPLOYEE

Name:

Date:

APPENDIX A

WIND RIVER SYSTEMS, INC.

VICE PRESIDENTS’ SEVERANCE BENEFIT PLAN

Severance benefits provided to Eligible Employees under the Wind River Systems, Inc. Vice Presidents’ Severance Benefit Plan (the “Plan”) as of                     , 2008 are as follows:

(a) Lump Sum Cash Payment. Each Eligible Employee will receive a cash lump sum payment equal to twenty-six (26) weeks of Base Salary. For purposes of calculating the foregoing amount, “Base Salary” shall mean the Eligible Employee’s base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the Eligible Employee’s termination date.

(b) COBRA Continuation Coverage. Each Eligible Employee who is enrolled in a group health, dental or vision plan sponsored by the Company may be eligible to continue coverage under such group health, dental, or vision plan (or to convert to an individual policy), at the time of the Eligible Employee’s termination of employment, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Company will notify the Eligible Employee of any such right to continue such coverage at the time of termination pursuant to COBRA (“COBRA Continuation Coverage”). If COBRA Continuation Coverage is timely elected, the Company will reimburse the Eligible Employee for the total applicable premium cost paid for group health, dental, and vision coverage under COBRA for the Eligible Employee for a period of six (6) months, after which the Eligible Employee will be solely responsible for the remaining payment of premiums required under COBRA for the remainder of the period of COBRA Continuation Coverage. Such reimbursements shall be made within thirty (30) days of the premium payment. No provision of this Plan will affect the continuation coverage rules under COBRA. Therefore, the period during which an Eligible Employee may elect to continue the Company’s health, dental, or vision plan insurance coverage at his or her expense under COBRA, the length of time during which COBRA coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the obligation of the Company to reimburse the Eligible Employee for premiums paid) will be applied in the same manner that such rules would apply in the absence of this Plan.

(c) Outplacement Services. Following an Eligible Employee’s termination of employment, the Company, in its sole discretion, may provide the Eligible Employee with outplacement services through an outplacement agency designated by the Company, the terms of which shall be communicated to the Eligible Employee in writing. The provision and scope of outplacement services for one Eligible Employee shall not determine the provision and scope of outplacement service for any other Eligible Employee, even if similarly situated.

(d) Other Employee Benefits. All other benefits (such as life insurance, disability coverage and 401(k) plan coverage) shall terminate as of the Eligible Employee’s termination date (except to the extent that a conversion privilege may be available under the applicable benefit plan).

(e) Certain Reductions. The Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company that become payable in connection with the Eligible Employee’s termination of employment pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar legal requirement adopted by a state or local jurisdiction, (b) any policy, plan, program or arrangement, including, without limitation, a contract between the Eligible Employee and any entity, or (c) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of termination of the Eligible Employee’s employment. The benefits provided under the Plan are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of an Eligible Employee’s termination of employment, and the Plan Administrator (as defined in the Plan) shall so construe and implement the terms of the Plan. The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

The foregoing severance benefits are subject to such change as the Company, pursuant to Section 3(a) of the Plan, may determine. Any such change in severance benefits shall be set forth in a revised version of this Appendix A.

Adopted: October 16, 2008

WIND RIVER SYSTEMS, INC.

By:	/s/ Ian Halifax
Ian Halifax
Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary